Exhibit 10.55

CONFIDENTIAL

EXECUTION COPY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AGREEMENT

dated as of October 27, 2025

by and between

Vectura Limited

and

Liquidia Technologies, Inc.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of October 27, 2025 (the “Effective Date”) by and between Vectura Limited, a company incorporated under the laws of England and Wales with its registered office at One Prospect West, Chippenham, Wiltshire, England SN14 6FH (“Licensor”), and Liquidia Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, USA having a place of business at 419 Davis Drive, Suite 100, Morrisville, NC 27560, USA (“Company”).  Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

Whereas, Licensor is a contract development and manufacturing company that owns proprietary technologies and drug delivery devices, and is engaged in the development and manufacture of inhaled medicines and inhaler devices, including the Existing Device;

Whereas, Company is a biopharmaceutical company engaged in the development, manufacture and commercialization of pharmaceutical products, including products containing the API, and is interested in developing, manufacturing and commercializing Product; and

Whereas, Company desires to receive an exclusive license from Licensor, and Licensor wishes to grant an exclusive license to Company, under the Licensor Technology specifically to (a) Commercialize Product in the Field in the Territory and (b) Develop and manufacture Product (but not the Device) worldwide in the Field (for use in the Territory) as set forth herein.

Now, Therefore, in consideration of the various promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Adverse Event” means any serious untoward medical occurrence in a patient or subject resulting from the use of a Device on such patient or subject, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.
1.2	“Adverse Risk” means any reasonably foreseeable risk of a material adverse effect on the Development, procurement or maintenance of Regulatory Approval, manufacture or Commercialization of Product in the Territory.
1.3	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.4	“API” means treprostinil and any prodrugs, salts, hydrates, isomers, metabolites, analogs (excluding any analog of any prostacyclin other than treprostinil), derivatives, and other variants thereof.

1.5	“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within [***] days thereafter.
1.6	“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.7	“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.
1.8	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Product.
1.9	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.
1.10	“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Commercialization of the Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as the Product and having profit potential and strategic value comparable to that of the Product, taking into account, without limitation, commercial, financial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective or that it will not pursue other products (whether or not similar to the Product).
1.11	“Competing Product” means any pharmaceutical product which contains the API and the Device in the Field.
1.12	“Confidential Information” of a Party, means information and materials, including scientific, technical, commercial or other information, data, documents and other business information that is disclosed by or on behalf of such Party or any of its Affiliates to the other Party or is owned or belongs to such Party; provided, Confidential Information will not include information that is subject to Section 8.1(a) through 8.1(d).

1.13	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.
1.14	“Cover”, “Covering” or “Covered” means, with respect to any Patent Right, that the using, selling, or offering for sale of any article or composition of matter, or practice of any process or method, would, but for a license granted in this Agreement under the Licensor Patents, infringe a Valid Claim of such Patent Right in the country in which the activity occurs.
1.15	“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical research and development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Product in the Territory, excluding in all cases any modification of the hardware or software of the Device without prior written consent of Licensor.
1.16	“Design History File” or “DHF” means the Design History File (as defined by the FDA) or any foreign equivalent.
1.17	“Device” means: (a) Licensor’s or its Affiliates’ existing, proprietary [***] device including as the device is more particularly described in the Clinical Supply Agreement (the “Existing Device”) and the variant(s), including future modifications or generations thereof, except for: (i) the variant of the Existing Device exclusively licensed to a Third Party for the Field in the Territory as of the Effective Date unless and until the rights to any such variant or modification become Controlled by Licensor or its Affiliates and (ii) any variants or modifications to the Existing Device that are specifically commissioned and paid for by a Third Party and developed by Licensor or its Affiliates after the Effective Date for the sole benefit of such Third Party unless and until the rights to any such variant or modification become Controlled by Licensor or its Affiliates; and (b) Licensor’s or its Affiliates’ [***] device(s) for use in drug delivery or combination products in the Territory including as the device is more particularly described in the Clinical Supply Agreement (the “[***] Device(s)”), and all variants, modifications, or future generations thereof, except for any variants or modifications to a [***] Device that are specifically commissioned and paid for by a Third Party and developed by Licensor or its Affiliates after the Effective Date for the sole benefit of such Third Party unless and until the rights to any such variant or modification become Controlled by Licensor or its Affiliates. The Existing Device is further described in Schedule 1.1.14 of the Clinical Supply Agreement by and between the Parties of even date herewith. For clarity, the Device in each case includes all consumables, carrying cases, and medical device instructions for use (IFUs) related to the Existing Device and the [***] Device(s).
1.18	“Device Master File” means the Device Master File (as defined by the FDA) or any foreign equivalent.
1.19	“Drug” means any pharmaceutical product that is comprised of or contains API as sole active pharmaceutical ingredient.
1.20	“Executive Officers” means, together, the Chief Financial Officer of Company and the VP Global Innovation and Development of Licensor or their respective designees.

1.21	“Existing Third Party Agreements” means any agreement(s) by and between (a) Licensor or its Affiliates and (b) a Third Party, in each case which contains a license related to the Licensor Technology or the Device and was executed prior to the Effective Date. All Existing Third Party Agreements are listed on Schedule 1.21.
1.22	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.23	“Field” means: (a) all Indications and uses related to (i) pulmonary hypertension or (ii) the following interstitial lung diseases: (A) idiopathic pulmonary fibrosis progressing, (B) pulmonary fibrosis or (C) connected tissue disease; and (b) each Additional Field included in the Field pursuant to Section 2.3.
1.24	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Company, or any of its Affiliates or Sublicensees, in each case, after all Regulatory Approvals have been obtained in such country and which is included in the calculation of Net Sales.
1.25	“Framework Development Agreement” means that certain Framework Development Agreement, dated July 25, 2025, by and between Licensor and Company.
1.26	“GAAP” means US generally accepted accounting principles, as such principles may be amended from time to time.
1.27	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.28	“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which a MAA may be obtained.
1.29	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.
1.30	“Invention” means an invention, idea, discovery, development, method, process, formulation, improvement or innovation made by either or both Parties arising out of or pursuant to this Agreement, whether or not patentable, reduced to practice or capable of registration, and whether or not recorded, in each case together with all intellectual property rights arising therefrom.
1.31	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.
1.32	“Law” or “Laws” means all international, multinational, supranational, national and local laws, ordinances, rules and regulations as amended, re-enacted or in force from time to time applicable to this Agreement or activities contemplated hereunder, and the rules and regulations of Regulatory Authorities.
1.33	“Licensor Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term (including Licensor Inventions, Vectura Inventions arising under the Framework Development Agreement), that is necessary or useful in the Development, manufacture, use, or Commercialization of Products in the Field in the Territory. Licensor Know-How existing as of the Effective Date is listed on Schedule 1.33.
1.34	“Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term (including Patent Rights covering Licensor Inventions, Vectura Inventions arising under the Framework Development Agreement, Vectura Results under the Device Transfer Agreement between the Parties dated on or around July 25, 2025 (the “DTA”), and Vectura Inventions arising under the Feasibility Study) that are necessary or useful for the research, Development, manufacture, use, or Commercialization of Products in the Field in the Territory. Listed on Schedule 1.34 are all Licensor Patents existing as of the Effective Date, and Licensor shall update Schedule 1.34 from time-to-time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that are necessary or useful for the Development, manufacture, use, or Commercialization of Product in the Field in the Territory.
1.35	“Licensor Technology” means the Licensor Patents and the Licensor Know-How.
1.36	“MAA” means (a) a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and (b) any equivalent application(s) submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.
1.37	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, together, in each case, with all additions, deletions or supplements thereto.
1.38	“Net Sales” means, without duplication, (a) the “net sales” with respect to the sales of the Products by Company or any of its Affiliates or Sublicensees as reported on the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form

10-K (as applicable); and (b) for any sales of the Products that are not reported in the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable), the aggregate gross amounts recognized by Company or any of its Affiliates or Sublicensees, in accordance with GAAP for sales of Product to unaffiliated Third Party purchasers of such Product, less those deductions with respect to such sales determined in accordance with GAAP to be attributable to actual sales of such Product relating to normal and customary discounts (such as, but not limited to, cash discounts, volume discounts, chargebacks, rebates, other promotional discounts, shelf-stock and other adjustments including those granted on account of billing errors, rejected goods, damaged goods, government mandated rebates and other rebates, credits and returns) actually allowed or given to wholesalers and other distributors (including retailers), buying groups or other institutions.

For clarification, sale of Product by Company or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales” and Net Sales as above shall be calculated only on the value charged or invoiced on the first bona fide arm’s length sale to a Third Party (including a distributor).  Further, reasonable transfers or dispositions of Product in accordance with generally acceptable industry practices that are: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority; or (iv) for use in pre-clinical studies, Clinical Trials or other Development activities, shall not, in each case of (i) through (iv), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.39	“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party.
1.40	“Parent Company” means Liquidia Corporation, a Delaware corporation.
1.41	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.42	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.43	“Phase III Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically for registration in the United States whether a therapeutic agent is safe and effective for use in humans in the Indication being investigated as described in 21 CFR § 312.2(c), or an equivalent human clinical trial in a country or territory in the Territory other than the United States.
1.44	“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical or biotechnology products, such pricing and/or pricing reimbursement approval or determination.
1.45	“Product” means the combination of the Device and a Drug.
1.46	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the development, manufacture, use, storage, import, transport or commercialization of products, devices or components thereof in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize Product shall include Price Approval, if required in a particular country or jurisdiction.
1.47	“Regulatory Authority” means: (a) in the US, the FDA; or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.
1.48	“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of such Product in such country in the Territory until the later of (a) [***] years from such First Commercial Sale of such Product in such country, and (b) expiration of the last-to-expire Valid Claim within the Licensor Patents Covering the manufacture, use or sale of the Device included in such Product in such country.
1.49	“Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the Licensed Rights; except, that “Sublicensee” shall exclude distributors and Subcontractors (including, without limitation, contract research organization and contract manufacturing organizations).
1.50	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.51	“Territory” means (a) all of the fifty (50) states of the United States of America and District of Columbia, excluding its territories and military bases located outside of the aforementioned fifty (50) states and District of Columbia (such excluded territories, the “Excluded US Territories”), (b) each Excluded US Territory automatically and immediately upon such Excluded US Territory becoming available for licensing, and (c) each Additional Territory included in the Territory pursuant to Section2.3.
1.52	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.
1.53	“Third Party Action” means any Action made by a Third Party against either Party that claims that a Product, or its use, Development, manufacture or Commercialization, infringes or misappropriates such Third Party’s intellectual property rights.
1.54	“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to Develop, manufacture, have made, import, export, use or Commercialize Product or any component thereof.
1.55	“United States” or “US” means the United States of America, its territories and possessions.
1.56	“USD” or “$” means the lawful currency of the United States.
1.57	“Valid Claim” means a claim of (a) an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or (b) of any patent application which has not been cancelled, withdrawn, or abandoned. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than five (5) years from the earliest priority date with respect thereto will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.
1.58	Other Terms. The definition of each of the following terms is set forth in the Section of this Agreement indicated below:
Defined Term	Section
“Action”	7.6.2
“Additional Field”	2.3.2
“Additional Field Milestone Payment”	2.3.2
“Additional Territory”	2.3.1
“Additional Territory Milestone Payment”	2.3.1
“Agreement”	Preamble
“Arbitrator”	2.3.4
“Clinical Supply Agreement”	4.3.1
“Commercial Supply Agreement”	4.3.2
“Company”	Preamble
“Company Indemnitees”	10.2
“Company Patents”	7.5.4
“Development Milestones”	6.2
“Development Support”	4.1.2
“Disputes”	12.1
“Effective Date”	Preamble
“Field Negotiation Period”	2.3.2
“Field ROFN”	2.3.2
“ICC”	12.3.1
“Joint Steering Committee” or “JSC”	3.1
“Licensed Rights”	2.1
“Licensor”	Preamble
“Licensor Indemnitees”	10.1
“Party” and “Parties”	Preamble
“Regulatory Support”	5.3
“Representatives”	4.1.2
“Right of Reference”	5.4
“ROFN Negotiation Periods”	2.3.2
“ROFNs”	2.3.2
“Rules”	12.3.1
“Sales Milestones”	6.3
“Subcontractor”	4.4
“Supply Agreements”	4.3.2
“Term”	11.1
“Territory Negotiation Period”	2.3.1
“Territory ROFN”	2.3.1
“Third Party Transaction”	2.3.3

ARTICLE 2
Licenses AND OTHER RIGHTS
2.1	Grant of License to Company. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), royalty-bearing right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 2.2) under the Licensor Technology to (a) Commercialize and have Commercialized Product in the Field in the Territory, (b) manufacture and have manufactured the Product (but not the Device) in the Field anywhere in the world for use in the Territory, and (c) to Develop, have Developed and use Product in the Field anywhere in the world for use in the Territory (collectively, the “Licensed Rights”).
2.2	Grant of Sublicense by Company. Company shall have the right to grant sublicenses, in whole or in part, through multiple tiers, under the Licensed Rights, and Company shall remain liable to Licensor for all payments described in Article 6. Company shall provide a copy of each sublicense agreement with a Sublicensee to Licensor (subject to reasonable redaction by Company). In no event shall any sublicense relieve Company of any of its obligations under this Agreement. Company shall be responsible each Sublicensee’s compliance with the applicable terms of this Agreement.
2.3	Rights of First Negotiation. During the Term, Licensor shall not, directly or indirectly, enter into any negotiations or consummate any transaction involving the grant of any rights or licenses under the Licensor Technology in connection with the Device and the API for any use outside of the Territory or outside of the Field, except after properly complying with the terms and conditions of this Section 2.3.
2.3.1	If, during the Term, any rights under the Licensor Technology in connection with the Device and API in any jurisdiction outside of the Territory (as then-constituted) other than an Excluded US Territory (which shall automatically be included in the Territory pursuant to Section 1.51) become available for Licensor to license or otherwise grant to Company, Licensor shall and hereby does grant to Company and its Affiliates an exclusive and sole right of first negotiation, at Company’s election, to acquire or license such rights for such jurisdiction (the “Territory ROFN”) as set forth below. Licensor shall notify Company in writing and, provided that Company confirms in writing to Licensor, within [***] of Licensor’s written notification, that Company (a) otherwise has the rights to Develop, manufacture or Commercialize the API in such jurisdiction and (b) wishes to exercise the Territory ROFN, the Parties shall negotiate exclusively and in good faith, for a period not exceeding [***] (the “Territory Negotiation Period”), a written agreement (which may be in the form of an amendment to this Agreement) for the inclusion of such jurisdiction in the Territory, which agreement shall include a milestone payment to be made by Company to Licensor for the inclusion of such jurisdiction to be agreed between the Parties in such written agreement (an “Additional Territory Milestone Payment”). Upon execution of such written agreement, such jurisdiction shall be included within the Territory (an “Additional Territory”). For the avoidance of doubt, the Territory ROFN shall apply on a jurisdiction-by-jurisdiction basis and an Additional Territory Milestone Payment shall apply with respect to each Additional Territory.
2.3.2	If, during the Term, Licensor or its Affiliates intend to provide a bona fide written offer to, or receive a bona fide written offer with respect to any rights under the Licensor Technology in connection with the Device and API for an Indication or use outside of the Field (as then-constituted), Licensor shall and hereby does grant to Company and its Affiliates an exclusive and sole right of first negotiation, at Company’s election, to acquire or license such rights for such Indication or use (the “Field ROFN” and, together with the Territory ROFN, the “ROFNs”). Licensor shall notify Company in writing and, provided that Company confirms in writing to Licensor, within [***]of Licensor’s written notification, that Company (a) otherwise has the rights to Develop, manufacture or Commercialize Product for such Indication or use and (b) wishes to exercise the Field ROFN, the Parties shall negotiate exclusively and in good faith, for a period not exceeding [***] (the “Field Negotiation Period” which, together with the Territory Negotiation Period, shall be the “ROFN Negotiation Periods”), a written agreement (which may be in the form of an amendment to this Agreement) for the inclusion of such Indication or use in the Field, which agreement shall include a milestone payment to be made by Company to Licensor for the inclusion of such Indication or use to be agreed between the Parties in such written agreement (an “Additional Field Milestone Payment” which, together with the Additional Territory Milestone Payment, shall be the “Additional Milestone Payments”). Upon execution of such written agreement, such Indication or use shall be included within the Field (an “Additional Field”). For the avoidance of doubt, the Field ROFN shall apply on an Indication/use-by-Indication/use basis and an Additional Field Milestone Payment shall apply with respect to each Additional Field.
2.3.3	In the event the Parties are unable to enter into a written agreement within the ROFN Negotiation Period following the exercise of a ROFN and Company does not elect to pursue arbitration pursuant to Section 2.3.4, Licensor shall be free to solicit and negotiate a transaction with one (1) or more Third Parties with respect to the right for such jurisdiction or Indication or use, as applicable (a “Third Party Transaction”); provided that (a) Licensor shall, at Company’s election, continue to negotiate with Company for an additional [***] following expiration of such ROFN Negotiation Period with respect to such rights subject to such ROFN during which period Licensor shall not enter into a Third Party Transaction (the “Additional Negotiation Period”). If Licensor and Company do not enter into a written agreement with respect to such rights during the Additional Negotiation Period and Company does not elect to pursue arbitration pursuant to Section 2.3.4, then, Licensor shall be free to enter into a Third Party Transaction with respect to such rights.
2.3.4	If the Parties are unable to agree on an Additional Milestone Payment within the applicable ROFN Negotiation Period or Additional Negotiation Period, as applicable, following the exercise of a ROFN, Company may, by written notice to Licensor and within [***] following the expiration of the applicable ROFN Negotiation period, refer the determination of the Additional Milestone Payment to an independent, impartial and conflict-free Third Party arbitrator who shall have at least fifteen (15) years of experience in the biopharmaceutical industry and relevant subject matter expertise (the “Arbitrator”). If the Parties are unable to agree on an Arbitrator within [***] (or such other time period as may be agreed by the Parties) after Company provides notice of referral to Licensor, then each Party shall select one Arbitrator within [***] after the end of such [***] period, and those two (2) Arbitrators will select the one (1) Arbitrator to decide the Additional Milestone Payment within [***] after selection of the initial two (2) Arbitrators. Within [***] after appointment of the Arbitrator who will decide the Additional Milestone Payment, each Party shall submit to the Arbitrator and to the other Party its proposed Additional Milestone Payment and such other information as may be requested by the Arbitrator. The Arbitrator will be instructed to select the financial terms submitted by one (1) of the Parties, no later than [***]after the receipt of each Party’s proposed terms and other information requested by the Arbitrator, that is most commercially reasonable under the circumstances, given the value of the Additional Territory or Additional Field and other relevant factors. The Arbitrator shall select one (1) Party’s proposal and may not make any changes thereto. The Arbitrator shall promptly notify the Parties of its determination in writing, and such decision shall be final and binding on the Parties. Each Party shall bear the costs and expenses of its selected Arbitrator, and the costs and expenses of any Arbitrator agreed to by the Parties or selected by the Parties’ respective Arbitrators shall be shared equally.
2.4	Acknowledgements. Licensor represents and warrants, and Company acknowledges, that notwithstanding any contrary provision contained herein: (a) the Licensed Rights does not include the right for Company to modify the hardware or software of the Device without prior written consent of Licensor; and (b) the Existing Device shall not be available for clinical or commercial sale beyond [***].
ARTICLE 3
JOINT STEERING COMMITTEE
3.1	Formation. Within [***] calendar days following the Effective Date, the Parties will form a Joint Steering Committee comprised of up to [***] representatives of each of the Parties (the “Joint Steering Committee” or “JSC”). Each Party shall appoint its respective representatives to the JSC from time to time and may substitute one (1) or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. One (1) representative of Company at the JSC will be selected to act as the chairperson of the JSC.
3.2	Meetings. The JSC will meet on a regular basis but in no event less than once per Calendar Year. Company may also schedule a meeting of the JSC on an ad hoc basis at any time upon two (2) weeks’ notice to Licensor. Meetings of the JSC may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The JSC will agree upon the time and location of the meetings. The chairperson, or the chairperson’s designee, will circulate an agenda for each meeting approximately one (1) week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The chairperson, or the chairperson’s designee, will take complete and accurate minutes of all discussions occurring at the JSC meetings and all matters decided upon at the meetings, except those matters reflecting legal advice of counsel will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JSC members, any needed changes discussed and final minutes agreed to and provided to each Party within thirty (30) calendar days after each meeting unless otherwise agreed. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity. Each Party is responsible for its travel costs and expenses associated with attending meetings.
3.3	JSC Functions and Powers. The responsibilities of the JSC will be as follows:
(a)	overseeing the collaboration of the Parties under this Agreement;
(b)	serving as an information exchange platform between the Parties;
(c)	monitoring the progress of the technology transfer from Licensor to Company under this Agreement;
(d)	coordinating and reviewing the progress of Product development (including development of the Device for use with the API and any development work performed under the Framework Development Agreement);
(e)	discuss external messaging to the extent related to the Device’s performance characteristics;
(f)	monitoring the progress of the Development and Commercialization of the Product in the Field in the Territory;

(g)	reviewing Licensor’s supply of Devices by Licensor under the Supply Agreements (including Licensor’s ability to produce supply of the Device to Company in accordance with the terms thereof);
(h)	reviewing and approving any proposed actions of Licensor that may present an Adverse Risk;
(i)	establishing subcommittees on an as-needed basis, overseeing the activities of all such subcommittees and attempting to resolve disputes or disagreements arising in all such subcommittees; and
(j)	carrying out the other duties and responsibilities described for it in this Agreement.
3.4	JSC Decision Making. The JSC is intended to serve primarily as an advisory body and to serve as a forum for the Parties to discuss matters relating to this Agreement and to provide a convenient mechanism for implementation of any review and/or approval rights granted to a Party under this Agreement. However, to the extent that the JSC is entitled to make decisions on a matter, all such decisions of the JSC will be made by unanimous vote, with each Party having one (1) vote. In the event there is a tie that cannot be resolved through good faith negotiations between the Parties’ representatives in the JSC, Licensor shall have final decision-making authority with respect to any matter that is specific to the Device (and not the Product) and Company shall have the final decision-making authority in all other cases. Notwithstanding the foregoing and for the avoidance of doubt, the JSC shall not have any authority other than that expressly set forth in Section 3.3 and, specifically, shall have no authority (a) to amend or interpret this Agreement, (b) to determine whether or not Company or Licensor has met its diligence or other obligations under this Agreement or (c) to determine whether or not a breach of this Agreement has occurred.
ARTICLE 4
DEVELOPMENT, COMMERCIALIZATION and Manufacture OF PRODUCT
4.1	Development.
4.1.1	General. Subject to Section 4.1.3, Company shall have the exclusive right, and sole responsibility and decision-making authority, to Develop Products and to conduct (either itself or through its Affiliates, agents, Subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for Products in the Field in the Territory. For clarity, such right excludes any right to modify the hardware or software of the Device without prior written consent of Licensor.
4.1.2	Licensor Support. Licensor shall make its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Licensor Technology and Product (including the Device and the properties and functions thereof), available to Company for scientific and technical explanations, advice that may reasonably be required by Company relating to the Development of Product (the “Development Support”). The Development Support shall be provided by Licensor free-of-charge during the Term to the extent it is routine in nature and simple. Otherwise, Licensor will quote the Development Support to Company under the Framework Development Agreement in advance of performing any such work and provide such support as mutually agreed by the Parties.
4.1.3	Development Services. Licensor shall perform development services with respect to Products (including Devices) under the Framework Development Agreement in accordance with the terms and conditions therein. Such development services shall include, but are not limited to, aerosol characterization studies, method development and stability testing subject to agreed and costed work packages. Such development services shall include work undertaken on Devices, subject to agreed and costed work packages (e.g., API-specific testing and regulatory support), except that Licensor shall develop, at its cost, the [***] Device. The Parties acknowledge and agree that Licensor’s proper performance of the development services and other obligations under the Framework Development Agreement constitute consideration and a material inducement for Company entering into this Agreement.
4.1.4	Developmental Nature of the [***] Device. Notwithstanding the foregoing in Section 4.1.3or anything to the contrary set out herein, the Parties acknowledge and agree that the [***] Device is in development and in prototype form as of the Effective Date and accordingly there is no guarantee that the [***] Device will achieve any desired results of Company for Commercialization. Licensor shall confirm to Company if and when the [***] Device can be manufactured by a validated process for use with the Drug.
4.2	Commercialization. Company shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize Product in the Field in the Territory itself or through one (1) or more Affiliates or Sublicensees or other Third Parties selected by Company and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Product in the Field in the Territory, except that this Section 4.2 shall exclude the right to modify the hardware or software of the Device without prior written consent of Licensor.
4.3	Manufacturing. Subject to the terms and conditions of this Section 4.3 and the Supply Agreements, Licensor shall be the exclusive supplier of Devices to Company for Products.
4.3.1	Clinical Supply. As of the Effective Date, the Parties have entered into that certain clinical supply agreement pursuant to which Licensor shall have the exclusive right, and the obligation, to manufacture and supply, to Company, Devices for use in the Development of Product in the Field in the Territory, including, without limitation, for the conduct of Phase III Clinical Trials, on the terms and conditions set forth therein (the “Clinical Supply Agreement”). It is contemplated that both the Existing Device and [***] Devices will be supplied under the Clinical Supply Agreement subject to the terms thereof. The Parties acknowledge that Licensor intends, as of the Effective Date, to discontinue the Existing Device as of December 2028 and that the Existing Device will not be supplied to Company after December 2028.
4.3.2	Commercial Supply. Within [***] months prior to the anticipated First Commercial Sale of Product, the Parties shall negotiate in good faith and enter into a commercial supply agreement pursuant to which Licensor shall have the exclusive right, and the obligation, to manufacture and supply, to Company, [***] Devices for use in the Commercialization of Product in the Field in the Territory (the “Commercial Supply Agreement” and, together with the Clinical Supply Agreement, the “Supply Agreements”). At the outset of the Commercial Supply Agreement, Licensor shall supply [***] Devices to Company in accordance with the pricing terms set forth in Schedule 4.3.2, and additional price adjustment provisions will be agreed to by the Parties in the Commercial Supply Agreement. If Development of the [***] Device is not successful, the Parties shall be under no obligation to enter into the Commercial Supply Agreement.
4.3.3	Effects of Termination of Commercial Supply Agreement. The Parties acknowledge and agree that Licensor’s supply of Devices and performance of its other obligations under the Supply Agreements constitute consideration and a material inducement for Company entering into this Agreement, and, accordingly, any termination of the

Commercial Supply Agreement, whether due to an uncured material breach by Licensor or Company, or otherwise, will result in the immediate and concurrent termination of this Agreement as of the same date that the Commercial Supply Agreement is terminated.
4.4	Diligence. Company shall use Commercially Reasonable Efforts to (a) Develop and obtain Regulatory Approval for a Product in the Field in the Territory and (b) Commercialize a Product in the Field in the Territory following receipt of an MAA for such Product in the Field in the Territory, except in each case to the extent any failure to use Commercially Reasonable Efforts is caused by an action or omission of Licensor, its Affiliate, or a Third Party acting on behalf of Licensor or its Affiliates. Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its diligence obligation under this Section 4.4. If Company fails to satisfy its diligence obligations under this Section 4.4, Licensor may give to Company a written notice of such failure, requiring Company to cure such failure, and stating its intention to terminate this Agreement if such failure is not cured within [***] days. If such failure is not cured within [***] days after the receipt of such notice, Licensor shall be entitled to terminate this Agreement immediately by written notice to Company. Licensor acknowledges and agrees that Licensor’s sole and exclusive remedy for any failure by Company to satisfy its diligence obligations pursuant to this Section 4.4is to terminate this Agreement in accordance with this Section 4.4.
4.5	Right to Subcontract of Company. Company may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the Licensed Rights) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf to a Third Party (a “Subcontractor”). Any subcontract granted or entered into by Company as contemplated by this Section 4.5 of the exercise or performance of all or any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement. In no event shall any subcontract relieve Company of any of its obligations under this Agreement. Company shall be responsible each Subcontractor’s compliance with the applicable terms of this Agreement.
4.6	Trademarks. As between Licensor and Company, Company shall have the sole authority to select trademarks for the Products and shall own all such trademarks. Licensor hereby grants to Company a non-exclusive license to use and display any and all trademarks and copyrights related to the Device, including the corporate name of Licensor and its Affiliates, to the extent necessary or useful for Company to exercise its rights and licenses under this Agreement. Company agrees that its use of Licensor’s trademarks and copyrights shall conform with Licensor’s reasonable trademark and copyright usage guidelines to the extent furnished by Licensor to Company in writing and reasonably in advance.
ARTICLE 5
REGULATORY MATTERS
5.1	Regulatory Filings. As between Company and Licensor, (a) Company shall own and maintain all regulatory filings and Regulatory Approvals for the Products in the Field in the Territory, including all INDs and MAAs; and (b) Licensor shall own and maintain all regulatory filings (including applications, 510(k) submissions, DMFs and DHFs) and Regulatory Approvals specific to a Device alone.
5.2	The Company shall seek Regulatory Approvals for Commercialization of the Product only in the Territory. Likewise, for the sake of clarity, (i) the Parties acknowledge and agree that the Existing Device, and the corresponding Product(s) incorporating the Existing Device shall not be Commercialized.

5.2	Communications with Authorities. Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with all Regulatory Authorities in the Territory in connection with the Development, Commercialization, and manufacturing of Product. Licensor shall not initiate, with respect to Product, any meetings or contact with any Regulatory Authorities in the Territory without Company’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority in the Territory relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. If Licensor receives any written or oral communication from any Regulatory Authority in the Territory related solely to the Device, Licensor shall provide Company with a complete and accurate copy thereof, and, to the extent not related to the Product, Licensor shall have the sole right to respond to such communication and shall keep Company reasonably informed of any results, actions, or other communications related thereto. At the request of Company, and as applicable, Licensor shall make available to Company, as part of Regulatory Support (and subject to the cost provisions set forth in Section 5.3.1below with respect thereto), a qualified Representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensor Technology.
5.3	Licensor Support in Regulatory Matters.
5.3.1	Upon Company’s request, Licensor shall provide Company with a technical dossier with respect to each Device to be used by Company to seek or maintain Regulatory Approval of a Product. Licensor shall make its Representatives that are knowledgeable regarding the Licensor Technology or Product available to Company upon Company’s request for regulatory explanations and advice that may reasonably be required by Company relating regulatory matters (the “Regulatory Support”). The Regulatory Support shall be provided by Licensor free-of-charge during the Term to the extent it is routine in nature and simple. Otherwise, Licensor will quote the Regulatory Support to Company on a separate and as needed basis under the Framework Development Agreement in advance of performing any such work and provide such support as mutually agreed by the Parties.
5.3.2	Upon Company’s request, Licensor shall provide to Company copies of all existing regulatory filings (including applications, 510(k) submissions, DMFs and DHFs) and Regulatory Approvals with respect to each Device as well as all other regulatory information reasonably requested by Company in Licensor’s possession to obtain or maintain any such approval and for Commercialization of Product. Licensor shall provide to Company any copies of any newly proposed filings or amendments to filings or Regulatory Approvals related to a Device reasonably in advance of submission to a Regulatory Authority. Licensor shall have final decision-making with respect to any such filings, provided that Licensor shall not make any filing that presents an Adverse Risk.
5.4	Right of Reference. Licensor shall, and hereby does, grant to Company, its Affiliates and their respective Sublicensees a right of reference and access with respect to any and all Regulatory Approvals and regulatory filings (including applications, 510(k) submissions, DMFs and DHFs) and data (including safety and efficacy data) with respect to each Device that is Controlled by Licensor or its Affiliates to the extent necessary or useful for Company, its Affiliates or their respective Sublicensees to Develop, manufacture or Commercialize Product in the Field in the Territory (the “Right of Reference”).

5.5	Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable to their respective scope, roles or responsibilities hereunder as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting. If Licensor has or receives any information regarding any Adverse Event which may be related to the use of Product, then Licensor shall provide Company with all such information in English within such reasonable timelines which enable Company to comply with all Laws and relevant regulations and requirements. Company shall report to Licensor any Adverse Event to the extent related to the Device. The information exchanged between the Parties pursuant to this Section 5.5 shall be transmitted by e-mail or overnight courier to the following addresses (which may be updated from time-to-time upon written notice without the need for an amendment hereto):

Transmission to Licensor:

Sally du Toit, Director Pharmacovigilance & Device Vigilance at sally.dutoit@molex.com

Transmission to Company:

●	Company Product Complaints at ProductComplaints@liquidia.com,
●	Beth Lang, SVP Global Regulatory at beth.lang@liquidia.com, and
●	Harold Alterson, SVP Quality Assurance at harold.alterson@liquidia.com

5.6	Safety Data Exchange. Without limitation of Section 5.5, the Parties shall include in the Quality Agreement standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions or other adverse events (including Adverse Events) sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.
5.7	Recalls.
5.7.1	All recalls of a Device shall be implemented as set forth in the applicable Supply Agreements.
5.7.2	Licensor shall be solely responsible for implementing any recall or other market withdrawal solely with respect to a Device outside the Territory.
ARTICLE 6
Financial Provisions
6.1	Initial Fee. Company shall pay to Licensor a fee of [***] within [***] calendar days following company’s receipt of an invoice from Licensor following the Effective Date.
6.2	Development Milestones. Company shall pay, or cause to be paid by one of its Affiliates, to Licensor the following one-time, non-refundable, non-creditable milestone payments with respect to the first achievement of the milestone events described in the table below (the “Development Milestones”). Company shall notify Licensor in writing within [***] days of the achievement of any such Development Milestone and Licensor shall issue Company an invoice for the amount of the corresponding milestone payment, which invoice Company shall pay within [***] calendar days following Company’s receipt of such invoice.
Development Milestone	Milestone Payment USD

First patient dosed with a Product in a Phase III Clinical Trial in the Field	[***]
First patient dosed with a Product in a Clinical Trial using a [***] Device in the Field	[***]
First Commercial Sale of Product in the Field in the Territory	[***]

With respect to each Development Milestone, the corresponding milestone payments to be made under this Agreement shall be due and payable only once, regardless of the number of Products Developed or Commercialized or the number of Indications pursued or approved or whether a Product is discontinued after a milestone payment has been made.  For the avoidance of doubt, the total maximum Development Milestones payable under this Section 6.2 shall not exceed [***].

6.3	Sales Milestones. Company shall pay Licensor the following one-time, non-refundable, non-creditable amounts for the first achievement of the following sales event milestone events (the “Sales Milestones”).
Sales Milestones	Milestone Payment USD
The first Calendar Year in which Net Sales of Product in the Field in the Territory exceed [***]	[***]
The first Calendar Year in which Net Sales of Product in the Field in the Territory exceed [***]	[***]
The first Calendar Year in which Net Sales of Product in the Field in the Territory exceed [***]	[***]
The first Calendar Year in which Net Sales of Product in the Field in the Territory exceed [***]	[***]

Company shall deliver written notice to Licensor within [***] calendar days following the end of the Calendar Year in which a Sales Milestone occurs and Licensor shall issue Company an invoice for the amount of the corresponding Sales Milestone payment, which invoice Company shall pay within [***] calendar days following receipt of such invoice.

For the avoidance of doubt, each aforementioned Sales Milestone payment shall be made only once.

For the avoidance of doubt, the total maximum Sales Milestones payable under this Section 6.3 shall not exceed [***].

6.4	Royalty Payments for Product.
6.4.1	Royalty Rate. During the Royalty Term, Company shall pay to Licensor a royalty on worldwide aggregate annual Net Sales of Products for each Calendar Year at the percentage rates set forth below (subject to Section 6.5 below):
Annual Worldwide Net Sales of Products per Calendar Year (in USD)	Incremental Royalty Rate
For Net Sales of Products from [***] up to and including [***] during the first [***] Calendars Quarters (or portion thereof) following First Commercial Sale of the first Product in the Territory	[***]
For that portion of Net Sales of Products that is greater than [***] during the first [***] Calendar Quarters (or portion thereof) following First Commercial Sale of the first Product in the Territory	[***]

For Net Sales of Products after the second Calendar Year following First Commercial Sale of the first Product in the Territory	[***]

6.4.2	Net Sales Subject to Royalty Payments and Sales Milestones. For purposes of determining whether a royalty threshold or a Sales Milestone has been attained, only Product sales that are subject to a royalty payment (or, if after the expiration of the Royalty Term and for the purposes of Sales Milestones calculations, would have otherwise been subject to a royalty payment) shall be included in the total amount of Net Sales and any Product sales that are not subject to a royalty payment shall be excluded. In addition, in no event shall the manufacture of a Product give rise to a royalty obligation. For clarity, Company’s obligation to pay royalties to Licensor under this Article 6 is imposed only once with respect to the same unit of Product regardless of the number of Licensor Patents pertaining thereto.
6.5Royalty Reductions.
6.5.1	Royalty Reduction. The royalty rates set forth in Section 6.4.1applicable to Net Sales of Product shall be payable until the [***] anniversary of the commencement of the Royalty Term in the United States, subject to a reduction to [***] (i.e. the [***] royalty rate shall be reduced to [***], and the [***] royalty rate shall be reduced to [***]) of such royalty rates during that period if there exists no Valid Claim of a Licensor Patent that Covers the Device in such Product in the United States. The royalty rates set forth in Section 6.4.1 applicable to Net Sales of Product will be reduced by [***] after the [***] anniversary of the commencement of the Royalty Term in the United States.
6.5.2	Other License Agreements. If it is necessary for Company to enter into one or more agreements to obtain rights under intellectual property rights of a Third Party in order to Develop, manufacture, have made, import, export, use or Commercialize the Device for use in Product (but not including any such intellectual property rights limited to the specific combination of the Device with the API) (collectively, “Necessary Third Party IP Rights”), Company will notify Licensor in writing and Licensor shall have the right to attempt to resolve the issue and obtain for Company rights to any such Necessary Third Party IP Rights. If Licensor fails to resolve the issue and obtain for Company rights to any such Necessary Third Party IP Rights within [***] days of the date of such notice, Company shall be entitled to enter into an agreement with such Third Party to obtain rights to such Necessary Third Party IP Rights and deduct any amounts due to such Third Party under such agreement(s) from any amounts payable to Licensor under Section 6.4. Notwithstanding the foregoing sentence, in no event shall any reduction permitted under this Section 6.5.2 reduce the royalty rate payable to Licensor by more than [***] of the royalty rate that would have applied prior to this reduction, and Company shall have the right to carry forward any such Third Party payments not deducted in a prior payment period to subsequent payment periods until the full amount owed or paid to such Third Party has been deducted hereunder, except that there shall be no final payment due to Company at the end of an applicable Royalty Term if Company has not recovered all Third Party payments by such time.
6.6	Timing and Nature of Payment of Royalties. Royalties payable under Section 6.4.1 shall be payable on actual Net Sales and shall accrue when such amounts are received and recognized as revenue by Company in accordance with GAAP. Except as expressly provided herein (ex., audits and reconciliations), all such payments or amounts due and payable are non-refundable and non-creditable, and Company has no rights to set-off any of the amounts owed to Licensor hereunder except for any payments due under Section 6.11. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] calendar days after the end of each Calendar Quarter during which the royalty obligation accrued.

6.7	Mode of Payment and Currency; Invoices.
6.7.1	Currency. All payments to Licensor hereunder shall be made by deposit of USD in the requisite amount to such bank account as Licensor may from time to time designate by written notice to Company. With respect to sales not denominated in USD, Company shall convert applicable sales in foreign currency into USD by using the then-current and reasonable standard exchange rate methodology applied to its external reporting. Based on the resulting sales in USD, the then-applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.
6.7.2	Invoices. Licensor shall address its invoices to:

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina

USA

Attn: Accounts Payable

With a copy to: AP-Invoices@liquidia.com

6.8	Royalty Reports and Records Retention. Within [***] calendar days after the end of each Calendar Quarter during which Product has been sold, Company shall deliver to Licensor, together with the applicable royalty payment due for such Calendar Quarter, a written report, on a Product-by-Product and a country-by-country basis, of Net Sales subject to royalty payments for such Calendar Quarter. Such report shall be deemed “Confidential Information” of Company subject to the obligations of Article 8 of this Agreement. For a period of three (3) years after each sale of Product occurs, Company shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.
6.9	Legal Restrictions. If at any time legal restrictions prevent the remittance by Company of all or any part of royalties due on Net Sales in any country, Company shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Licensor in a bank or other depository selected by Licensor in such country.
6.10	Taxes.
6.10.1	Withholding Tax. Licensor shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to Licensor by Company or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, Company shall (a) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Company hereunder; (b) pay the Taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of Tax payment to Licensor within [***] days following such payment; (d) remit the net amount, after deductions or withholding made under this Section 6.10.1; and (e) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Licensor shall reimburse Company for Company’s Out-of-Pocket Expenses incurred in providing such assistance.

6.10.2	Value Added Tax. It is understood and agreed between the Parties that any payments made by Company under this Agreement are inclusive of any value added or similar Tax imposed upon such payment and that Licensor shall be responsible for the payment of any and all Taxes levied on account of any payments paid to Licensor by Company. Company is entitled to receive a proper tax invoice where any Value Added Tax amount is shown separately. If Company establishes a UK Affiliate and makes payments to the Licensor hereunder from that Affiliate, by way of assignment of rights hereunder to such Affiliate or otherwise according to the terms hereof, such payments shall be exclusive of any value added or similar Tax imposed upon such payment and the Company shall be responsible for the payment of such value added or similar Tax to the extent such value added or similar Tax is due solely because payment is being made by the UK Affiliate as opposed to Company.
6.11	Audits.
6.11.1	Audits Generally. During the Royalty Term and for [***] Calendar Years thereafter, and not more than once in each Calendar Year, Company shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of internationally recognized standing selected by Licensor, and reasonably acceptable to Company or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Company and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this Article 6. Such review may cover the records for sales made in any Calendar Year ending not more than [***] prior to the date of such request (unless Company’s, or any of its relevant Affiliate’s, internal company procedures require a shorter period). The accounting firm shall disclose to Licensor and Company only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor.
6.11.2	Audit-Based Reconciliation. If such accounting firm concludes that additional royalties were owed during any such period, and Company agrees with such calculation, Company shall pay the additional undisputed royalties within [***] days after the date Licensor delivers to Company such accounting firm’s written report. If such accounting firm concludes that an overpayment was made during any such period or audit, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Company’s request, shall be reimbursed to Company within [***] days. If Company disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Licensor, to conduct a review, and if such firm concurs with the other accounting firm, Company shall make the required payment within [***] days after the date Company receives the report of its accounting firm. If Company’s accounting firm does not concur, Company and Licensor shall meet and negotiate in good faith a resolution of the discrepancies between the two firms. Licensor shall pay for the cost of any audit, unless Company has underpaid Licensor by more than [***].
6.11.3	Audit Confidentiality. Each Party shall treat all information that it receives under this Section 6.11 in accordance with the confidentiality provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

ARTICLE 7
INTELLECTUAL PROPERTY MATTERS
7.1	Ownership.
7.1.1	Licensor shall retain exclusive ownership of the Licensor Technology. Company shall retain exclusive ownership of any and all inventions, ideas, discoveries, developments, methods, processes, formulations, improvement or innovations Controlled by Company as of the Effective Date or made or acquired by or on behalf of Company independent of this Agreement, in each case together with all intellectual property rights arising therefrom, including, for clarity, API or Drug.
7.1.2	All right, title and interest in and to all Inventions that are solely related to a Device shall be owned exclusively by Licensor (even if, for clarity, such Invention was created by Licensor through its authorized use of API or Drug in the performance of work conducted under this Agreement) (“Licensor Inventions”). All right, title and interest in and to all other Inventions (i.e., all Inventions excluding all Licensor Inventions) shall be owned exclusively by Company (including, for clarity, all Inventions that are related to API or Drug) (“Company Inventions”). Licensor hereby assigns to Company all its right, title and interest in and to Company Inventions. Company hereby assigns to Licensor all its right, title and interest in and to all Licensor Inventions.
7.2	Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) or 21 U.S.C. Section 355(j)(2)(A) (or any amendments or successor statutes thereto) claiming that any Licensor Patents Covering Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a Competing Product by a Third Party.
7.3	Listing of Patents. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, Company shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory. Licensor shall not be responsible for any such patent listing decision made solely by Company under this Section 7.3.
7.4	Further Assurances. Licensor shall require all of its employees, and use best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology and Company Inventions. Company shall require all of its employees, and use best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Company any Licensor Inventions.
7.5	Patent Prosecution and Maintenance.
7.5.1	Licensor Patents. Licensor shall have the first right, but not the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Licensor’s choosing, Licensor Patents in Licensor’s name. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Licensor Patents. Licensor shall keep Company informed of the status of the filing and prosecution of Licensor Patents by promptly forwarding to Company copies of all material official correspondence (including, but not limited to, applications, office actions, deficiency notices, and responses) relating thereto. Company shall have the right, and Licensor shall provide Company a reasonable opportunity, to comment on and advise Licensor as to the conduct of such filing, prosecution and maintenance of Licensor Patents in the Territory, provided, however, that Licensor shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance. Company shall cooperate as reasonably required by Licensor in relation to the same.
7.5.2	Election Not to File and Prosecute Licensor Patents. The Parties shall regularly discuss Licensor’s patent strategy for the Device. If Company identifies any aspect of the Device for which it desires to seek patent protection and Licensor elects not to seek such patent protection or if Licensor elects otherwise to abandon any Licensor Patent or patent that would be a Licensor Patent if filed and issued, then Licensor shall notify Company in writing promptly after making such election (and, in any event, at least [***] days before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or jurisdiction). In such case, Company shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent, in Licensor’s name.
7.5.3	Patent Term Extension. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, with respect to any patent term extension or similar filing or action to be made under 35 U.S.C. 156 (or any equivalent or similar statute or regulation), Company shall be responsible, in Licensor’s name, for obtaining patent term extension or supplemental protection certificates or comparable extensions in any other country in the Territory, wherever available for Licensor Patents in the Territory. Licensor shall cooperate as reasonably required by Company in relation to the same.
7.5.4	Company Patents. Company shall have the right, but not the obligation, to file, prosecute and maintain any Patent Rights relating to Company Inventions (collectively, “Company Patents”). Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents and Licensor shall have no right, title or interest in or to Company Patents, subject to any license or right granted by Company to Licensor under the Company Patents for Licensor to perform its obligations under this Agreement or any other agreement between the Parties as set forth herein or therein.
7.6	Enforcement.
7.6.1	Notice.
(a)	If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensor Technology, or if a Third Party claims that any Licensor Patent is invalid or unenforceable, in each case in the Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.
(b)	In the event that Licensor believes that a Company Patent, if any, is being infringed by a Third Party or if a Third Party claims that any Company Patent is invalid or unenforceable, Licensor shall notify Company and provide it with details of such infringement or claim.

7.6.2	Actions.
(a)	Licensor shall have the first right to attempt to resolve any infringement or claim of infringement, including by filing an infringement suit or taking other similar action (each, an “Action”) with respect to infringement of a Licensor Patent in the Territory other than a Product-Specific Licensor Patent Claim and to compromise or settle any such infringement or claim. Company shall provide reasonable assistance to Licensor, including providing access to relevant documents and other evidence and making its employees reasonably available. Licensor will notify Company of its decision to commence any such Action, will keep Company apprised in writing of any such Action, and will reasonably consider Company’s interests, requests and comments regarding such Action in good faith, including with respect to any assertions to be made by Licensor in connection with such Action. If Licensor fails to commence any such Action to enforce the Licensor Technology within (i) [***] after its receipt or delivery of notice under this Section 7.6, or (ii) [***] days before the applicable statute of limitation, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, or ceases to actively pursue such Action, then Company will have the right, but not the obligation, at its own expense to institute such Action against the applicable Third Party infringer(s) upon written notice to Licensor, and, upon request by Company, Licensor shall join and reasonably cooperate in any such Action. All amounts recovered by Company pursuant to this Section 7.6.2(a)) shall be allocated, first, to the costs and expenses of the Parties incurred to enforce the Licensor Patents and, second, to Company (provided that such remaining amounts shall be deemed Net Sales for royalty and Sales Milestone calculation purposes).
(b)	Company shall have (i) the first right to attempt to resolve any Action arising under or related to this Agreement with respect to any claim that any Third Party’s product containing the API infringes any Licensor Patent (each a “Product-Specific Licensor Patent Claim”) and (ii) the exclusive right to attempt to resolve any other Action related to the Product (other than a Product-Specific Licensor Patent Claim or an Action for which Licensor has a first right to resolve pursuant to Section 7.6.2(a)). Licensor shall provide reasonable assistance to Company, including providing access to relevant documents and other evidence and making its employees available. Company will notify Licensor of its decision to commence any such Action, will keep Licensor apprised in writing of any such Action, and will reasonably consider Licensor’s interests, requests and comments regarding such Action in good faith, including with respect to any assertions to be made by Licensor in connection with such Action. Company shall not enter into a settlement, consent judgment or other voluntary disposition of any such Action without the prior written consent of the Licensor if the settlement, consent judgment or voluntary disposition will have a material adverse impact on Licensor’s business outside of the Territory, involve the admission of liability on the part of Licensor or the admission that any aspect of the Licensor Technology is invalid or unenforceable. If Company fails to commence any Action as set forth in Section 7.6.1(b) with respect to a Product-Specific Licensor Patent Claim within (1) [***] days after its receipt or delivery of notice under this Section 7.6.2(b), or (2) [***] days before the applicable statute of limitation, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, or ceases to actively pursue such Action, then Licensor will have the right, but not the obligation, at its own expense to institute such Action against the applicable Third Party infringer(s) upon written notice to Licensor, and, upon request by Licensor, Company shall join and reasonably cooperate in any such

Action. All amounts recovered by Company or Licensor pursuant to this Section 7.6.2(b)shall be allocated, first, to the costs and expenses of the Parties incurred to enforce the Licensor Patents and, second, to Company (provided that such remaining amounts shall be deemed Net Sales for royalty and Sales Milestone calculation purposes).
7.6.3Company Patents.  Company shall have the sole right and authority, but not the obligation, to enforce Company Patents against any Third Party infringer; provided, however, that Licensor shall provide reasonable assistance to Company with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to Company’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis in providing such assistance.
7.7	Third Party Actions Claiming Infringement.
7.7.1	Notice.
(a)	If either Party becomes aware of any Third Party Action, such Party shall promptly notify the other Party thereof in writing, setting for the facts of such claim in reasonable detail.
(b)	If Licensor becomes aware of any Action (other than a Third Party Action) against Licensor solely alleging that a Device infringes or misappropriates the intellectual property rights of a Third Party, Licensor shall promptly notify Company thereof in writing, setting out the facts of such claim in reasonable detail. Licensor shall keep Company reasonably informed of the status of such Action.
7.7.2	Right to Defend. As between the Parties, Company shall have the exclusive right, at its sole expense and with counsel of its sole choice, but not the obligation, to defend a Third Party Action described in Section 7.7.1(a) and to compromise or settle such Third Party Action (except if such Third Party Action relates solely to the Licensor Technology and not to the Product in which case Section 7.6.2(a) shall apply); provided, however, that Company shall not enter into a settlement, consent judgment or other voluntary disposition of any such Third Party Action without the prior written consent of the Licensor if the settlement, consent judgment or voluntary disposition will have a material adverse impact on Licensor’s business outside of the Territory, involve the admission of liability on the part of Licensor or the admission that any aspect of the Licensor Technology is invalid or unenforceable. Licensor shall provide reasonable assistance to Company, including providing access to relevant documents and other evidence and making its employees available.
ARTICLE 8
CONFIDENTIALITY
8.1	Confidentiality Obligations. Each Party agrees that, for the Term and for [***] years thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:
(a)	is or becomes generally available to the public other than as a result of disclosure by the recipient;
(b)	is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(c)	is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or
(d)	is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the disclosing party’s Confidential Information, except to Representatives of the recipient who need to know such Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  The recipient shall be responsible for any disclosure or use of the disclosing party’s Confidential Information by such Representatives.  The recipient shall protect the disclosing party’s Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care.  Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

8.2	Use. Notwithstanding Section 8.1 and subject to the remainder of this Section 8.2, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:
(a)	filing or prosecuting patent applications, subject to the terms of Section 7.5;
(b)	prosecuting or defending litigation;
(c)	conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;
(d)	seeking or maintaining Regulatory Approval of the Product; or
(e)	complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Company may, strictly to the extent necessary or useful to exercise its rights under this Agreement, disclose Confidential Information of Licensor to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

8.3	Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure. If the recipient is required to make a disclosure as described in this Section 8.3, the recipient will furnish only that portion of the Confidential Information that is legally required.

8.4	Publications. Licensor shall not publish any information relating to Product or disclosing or using any Company Inventions (each, a “Publication”) without the prior written consent of Company (which consent may be withheld or given in Company’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. For clarity, Licensor shall have the right to make publications to the extent solely related to a Device; provided, however, that Licensor shall not publish anything related to the Device that presents an Adverse Risk. As between the Parties, Company shall have the sole right to make any Publication relating to Product. Licensor shall submit to Company for Company’s review and written approval any Publication for review and approval at least ninety (90) days prior to submission for the proposed date of publication or presentation. Company shall submit to Licensor for Licensor’s review and comment any Publication that references the performance characteristics of the Device at least thirty (30) days prior to the intended publication date, and shall consider in good faith any comments from Licensor, and Company shall, upon Licensor’s written request, delete any Confidential Information of Licensor or delay publication of specific Device performance information by no more than sixty (60) days to allow Licensor to seek patent protection for any such information.
8.5	Press Releases and Disclosure.
8.5.1	Public Disclosures by Licensor. Except as provided in Section 8.5.3, Licensor may not make any press release or public announcement regarding the terms of this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, without the prior written consent of Company.
8.5.2	Public Disclosures by Company. Except as provided in Section 8.5.3, Company may not make any press release or public announcement regarding the terms of this Agreement. Without prejudice to the foregoing, Company shall have the right to make such press releases as it chooses, in its sole discretion, regarding the status of its Development or Commercialization of Licensed Products without the approval of Licensor.
8.5.3	Exceptions. Notwithstanding the foregoing, either Party shall have the right, without the approval of the other Party, (a) to make securities filings that such Party reasonably determines are required under applicable securities laws and regulations (provided, that it provides the text of such planned disclosure to the non-disclosing Party no less than five (5) business days prior to disclosure, and has used reasonable efforts to incorporate all reasonable comments of the non-disclosing Party regarding such disclosure); and (b) in any event, to make disclosures of information that has been previously published or released in accordance with the terms and conditions of this Agreement.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
(a)	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation;
(b)	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and
(d)	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.
9.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:
(a)	no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;
(b)	no claims have been asserted or threatened by any Person, (i) challenging the validity, effectiveness, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person;
(c)	to the best of Licensor’s knowledge, Company’s and its Affiliates’ practice and use of the inventions claimed in the Licensor Patents and use of the Device as permitted herein (including the sale, offer for sale, Commercialization or regulatory approval of Product) will not infringe any valid intellectual property rights of any Third Party;
(d)	to the best of Licensor’s knowledge, there is no unauthorized use, infringement or misappropriation of any Licensor Technology by any employee or former employee of Licensor, or any other Third Party;
(e)	the Licensor Patents are subsisting and all registration, renewal, maintenance and other official fees with respect to the Licensor Patents due on or before the Effective Date have been paid in full. Licensor Controls each item listed on Schedule 1.34. The Licensor Patents are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;
(f)	the Licensor Patents (i) constitute all Patent Rights owned or Controlled by Licensor as of the Effective Date that are directly related to, necessary or useful for, or used in, the Development, regulatory approval, manufacture, use, marketing, sale, offer for sale, import, export or Commercialization of Licensor Technology and Product in respect of the Device and (ii) listed on Schedule 1.34 hereto constitute all Patent Rights Controlled by Licensor as of the Effective Date that are directly related to, necessary or useful for, or used in, the Development, regulatory approval, manufacture, use, marketing, sale, offer for sale, import, export or Commercialization of the Licensor Technology and Device;
(g)	the Licensor Know-How (i) listed on Schedule 1.33 constitutes all Know-How owned or Controlled by Licensor as of the Effective Date that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the Licensor Technology and Product and (ii) constitutes all Know-How owned or Controlled by Licensor that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the Licensor Technology and Product;
(h)	all of the Licensor Technology is Controlled by Licensor or its Affiliates and to the extent Licensor or its Affiliates have in-licensed, or otherwise obtained any rights, from a Third Party with respect to the Existing Device, the [***] Devices or the Licensor Technology, Licensor has the right to grant the rights it has granted to Company hereunder without violation or breach of any agreement between Licensor (or its Affiliate) and such Third Party;
(i)	Licensor has not developed, subcontracted or licensed to a Third Party the right to develop a Competing Product in the Field in the Territory;
(j)	no Third Party has filed or threatened in writing to file any claim, lawsuit, charge, complaint or other action alleging that any Licensor Patent is invalid or unenforceable;
(k)	all Representatives of Licensor who have performed any activities on its behalf in connection with development of a Device (including any [***] Device) have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such Development, and no Third Party has any rights to any such intellectual property;
(l)	Licensor Controls the Licensor Technology, and Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;
(m)	Licensor is not, and to Licensor’s knowledge no other party to any Existing Third Party Agreement to which Licensor is a Party is, in breach or default in the performance of its obligations under such Existing Third Party Agreement. Licensor has not received any notice from any Third Party of any breach, default or non-compliance of Licensor under the terms of any of such Existing Third Party Agreements.
(n)	to Licensor’s knowledge, all tangible information and data provided by or on behalf of Licensor to Company on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects;
(o)	Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under any Law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Licensor Technology or Product; and
(p)	all development related to Devices prior to the Effective Date has been conducted in accordance with all Laws.
9.3	Licensor Covenants. Licensor covenants to Company that:
(a)	Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under each Existing Third Party Agreement;
(b)	Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under any Third Party License Agreement to which it is a party; and
(c)	Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Third Party License Agreement to which it is a party or any Existing Third Party Agreement, in each case in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement. Licensor shall promptly notify Company of any default under, termination or amendment of, any Third Party License Agreement to which it is a party or Existing Third Party Agreement.
9.4	Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER BY EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL SUCH REPRESENTATIONS AND/OR WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
10.1	Indemnification by Company. Subject to Licensor’s indemnification and/or defense obligations below, Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits to the extent arising out of: (a) the marketing, sale or use of the Drug, API or Product (except to the extent arising from the Device); (b) claims that Company’s intellectual property, know how and/or confidential information infringe or misappropriate the rights of a Third Party to the extent not by, relating to, or arising out of the Device; (c) Company’s negligence or willful misconduct; (d) Company’s breach of its obligations under this Agreement; or (e) a breach by Company of its representations or warranties set forth in Article 9; or (f) any Third Party Action to the extent not related to any Device.
10.2	Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) to the extent arising out of: (a) the development, manufacture, use or commercialization of the Licensor Technology and Devices (other than by Company, its Affiliates and its Sublicensees); (b) Licensor’s gross negligence or willful misconduct; (c) Licensor’s breach of its obligations under this Agreement; or (d) breach by Licensor of its representations, warranties or covenants set forth in Article 9; or (e) any Third Party Action to the extent related to any Device; or (f) infringement or misappropriation of any intellectual property right of a Third Party to the extent by, relating to, or arising out of the Device.
10.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS

CONFIDENTIALITY, NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 8.
10.4	Notification of Claims; Conditions to Indemnification Obligations. In connection with the indemnification and defense obligations under this Article 10, the indemnified Party shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.
10.5	Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured or fronted insurance arrangements) in types and amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.5.
10.6	Limitation of Liability. except as expressly provided below in this section, IN NO EVENT WILL THE CUMULATIVE AGGREGATE LIABILITY OF EITHER PARTY, TOGETHER WITH ITS AFFILIATES, ARISING UNDER THIS AGREEMENT BE IN EXCESS (A) OF [***] IN THE AGGREGATE IN RESPECT OF INDEMNITY claimS pursuant to CLAUSE (b) of section 10.1 or clause (f) of section 10.2 AND (B) [***] IN RESPECT OF ALL OTHER CLAIMS, WHETHER THE CLAIMS OR LIABILITY IS ARISING UNDER WARRANTY/GUARANTEE, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNIFICATION, DEFENSE OR ANY OTHER CAUSE OR COMBINATION OF CAUSES WHATSOEVER. NOTWITHSTANDING THE FOREGOING, AND FOR THE AVOIDANCE OF DOUBT, THE AFOREMENTIONED LIABILITY LIMITATIONS AND/OR DISCLAIMERS OF LIABILITY WILL NOT APPLY TO (C) LIABILITY, DAMAGES OR THE LIKE THAT CANNOT BE DISCLAIMED AS A MATTER OF APPLICABLE LAW OR WHICH ARISE FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD; AND/OR (D) TO COMPANY’S PAYMENT OBLIGATIONS ARISING FROM SECTION 6 AND/OR (E) breach of Section 8 (Confidential Information). THE TRANSACTIONS HEREIN HAVE BEEN NEGOTIATED IN CONSIDERATION OF THE ALLOCATION OF RISKS AND ESTABLISHMENT OF LIMITATIONS OF LIABILITY STATED IN THIS AGREEMENT, BUT FOR WHICH LICENSOR WOULD NOT HAVE ENTERED INTO THE CONTRACT. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 11
TERM AND TERMINATION
11.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the expiration of the applicable Royalty Term, at which time this Agreement shall expire in respect of such country and Product.
11.2	Termination by Company. Company shall have the right to terminate this Agreement in its entirety, or on a Product-by-Product or country-by-country basis, upon [***] days’ prior written notice to Licensor for any of the following reasons: (a) if Company ends the L606 program for any reason, (b) for regulatory reasons, (c) if Company determines, in good faith that the work being performed or anticipated hereunder is not feasible for scientific or technical reasons (including, for clarity, patient safety, efficacy, or toxicity), or (d) in the event of termination of the Clinical Supply Agreement, Commercial Supply Agreement or Framework Development Agreement.
11.3	Termination by Licensor.
11.3.1	Licensor shall have the right to terminate the Agreement pursuant to Section 4.4.
11.3.2	Licensor shall have the right to terminate this Agreement upon [***] days’ prior written notice to Licensor if Company provides Licensor with written notice that Company will end the L606 program for any reason.
11.3.3	Licensor shall have the right to terminate this Agreement in its entirety upon [***] days’ prior written notice if Company commences or institutes a proceeding challenging the validity, scope, or enforceability of a Licensor Patent, unless during such [***]-day period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued. Licensor shall have no right to terminate the Agreement pursuant to this Section 11.3.3 for: (a) arguments or comments made by or on behalf of Company or any of its Affiliates in the ordinary course of prosecution of Company or any of its Affiliates' patents or patent applications, provided that such arguments and comments are directed at differentiating Company’s or any of its Affiliates' patents or patent applications as patentably distinct from any Licensor Patent and not directed at questioning or contesting the validity, enforceability, or patentability of a Licensor Patent, (b) any administrative proceeding filed by or on behalf of Company or any of its Affiliates concerning any Licensor Patent, after prior consultation with and written consent of Licensor, to reinforce the patentability, validity, or enforceability of such Licensor Patent, or expand such Licensor Patent's claim scope, (c) any counterclaim or affirmative defense Company or any of its Affiliates makes against a Third Party claim using a Licensor Patent to challenge the validity, enforceability, or patentability of Company’s or any of its Affiliates' patents or patent applications, provided that Company’s and any of its Affiliates' counterclaim or defense is directed at differentiating Company’s or any of its Affiliates' patents or patent applications as patentably distinct from a Licensed Patent and not directed at questioning or contesting the validity, enforceability, or patentability of any Licensor Patent, (d) Company’s or any of its Affiliates' good faith assertion, in the context of any dispute, claim, or action involving Licensor, or (e) any proceeding commenced by a Third Party that becomes an Affiliate of Company after the Effective Date which proceeding commenced before the closing of such transaction.
11.4	Termination upon Material Breach.
11.4.1	Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***] days. If such breach is not cured within [***] days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; (b) a specific Product or Product(s), in which case this provision shall apply only to such affected Product or Product(s); or (c) a specific country or countries within the Territory, in which case this provision shall apply only to such affected country or countries.
11.4.2	Material Breach Dispute. Any Dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 3 and Article 12. In such event, termination will be tolled and the termination will become effective only if such material breach remains uncured for the applicable cure period after the final resolution of the Dispute through such dispute resolution procedures.
11.5	Bankruptcy Event Termination. This Agreement may be terminated by written notice by a Party at any time during the Term in the event of a Bankruptcy Event of the other Party.
11.6	Mutual Termination. The Parties may terminate this Agreement in its entirety or on a country-by-country or Product-by-Product basis upon mutual written agreement.
11.7	Effects of Termination.
11.7.1	Survival.
(a)	Notwithstanding the expiration or termination (whether complete or partial) of this Agreement, the following provisions shall survive (including with respect to a Product and country for which a Royalty Term has expired, as applicable): Articles 1, 6 (to the extent a payment obligation arose during the Term, and, with respect to any Sales Milestone, such milestone is achieved after expiration of the Term which milestone shall be payable if achieved within the first two (2) years following expiration of the Agreement), 7, 8, 10, 12, and 13; and Sections 11.7, 11.8, and 11.9.
(b)	Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder, or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
11.7.2	Licenses.
(a)	As of the effective date of expiration of the Royalty Term with respect to a given Product and country, the Licensed Rights shall convert to a fully paid

(without prejudice to payments under the Supply Agreements or Sales Milestones hereunder), royalty free, irrevocable (subject to the following in this Section 11.7.2(a)), perpetual (subject to the following in this Section 11.7.2(a)), exclusive, and sublicensable license under the Licensor Technology to Develop, manufacture (other than Devices), have manufactured (other than Devices), use and Commercialize such Product in the Field in such country and the Right of Reference shall become perpetual and irrevocable. For clarity, the surviving provisions of Section 11.7.1(a) shall continue to apply to Company’s exercise of the license granted in this Section 11.7.2(a). Notwithstanding the foregoing in this Section 11.7.2(a) the license granted under this Section 11.7.2(a) for an expired or earlier terminated Product or country shall be terminable by Licensor pursuant to Section 11.4 solely if and only if Company materially breaches any surviving terms of the Agreement.
(b)	Upon termination of the Agreement, the following terms and conditions shall apply with respect to such Product(s) and country(ies) as are the subject of such termination:
(i)all licenses granted to Company under Section 2.1 shall terminate;
(ii)Company shall wind down any ongoing Development (including Clinical Trials) of the Product solely as applicable to a Device and to the extent solely related to such country(ies);
(iii)Company shall, upon written request of Licensor, return to Licensor or, at Company’s option, destroy, at Licensor’s cost and expense, all relevant records and materials in its possession or control containing or comprising any Licensor Know-How which Licensor provided to Company hereunder, or such other Confidential Information of Licensor, to the extent solely related to such Product(s) and country(ies); provided, however, that Company shall have the right to retain one copy of such Licensor Know-How and such other Confidential Information of Licensor.
(iv)Company and its Affiliates and Sublicensees shall be entitled to sell any commercial inventory of such Product(s) which remains on hand as of the date of the termination for a period lasting no longer than [***] months after such date, so long as Company pays to Licensor the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.
(v)Upon any termination of this Agreement each of Company’s Sublicensees shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to Licensor, to the extent solely related to such Product(s) and country(ies); provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.
11.8	Additional Effects of a Licensor Bankruptcy Event. The Parties agree that Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Licensor Technology and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Company.
11.9	Other Remedies. Expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.
ARTICLE 12
DISPUTE RESOLUTION
12.1	General. The Parties recognize that disputes (“Disputes”) as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 12 procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event a Dispute or series of Disputes arises between the Parties that relates to this Agreement and any other agreement(s) between the Parties or their Affiliates related to a Device or Product (including the Framework Development Agreement, DTA, Feasibility Study, Clinical Supply Agreement or Commercial Supply Agreement and notwithstanding anything to the contrary therein), the terms and conditions of this Article 12 shall govern such Dispute(s), except in the case of any Dispute under the Clinical Supply Agreement or Commercial Supply Agreement related to whether a Device supplied thereunder is defective which dispute is to be escalated to an independent Third Party expert for testing and final determination, in which case the Parties shall resolve such Dispute relating to defects in accordance with the terms therein.
12.2	Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a Dispute that remains unresolved by the Parties for a period of thirty (30) days be submitted to the Executive Officers for resolution. If the Executive Officers cannot resolve such Dispute within thirty (30) days after referral of such Dispute to them, then, at any time after such thirty (30) day period, either Party may refer such Dispute to arbitration pursuant to Section 12.3 by submitting a written notice of request to the other Party.
12.3	Arbitration.
12.3.1	Disputes. The Parties hereby agree that, except as otherwise expressly set forth herein, in the event the Parties are unable to resolve any Dispute after referring such Dispute to the Executive Officers, either Party may refer the Dispute to arbitration by submitting written notice of such request to the other Party, and such Dispute shall be settled by binding arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its Rules of Arbitration (the “Rules”).
12.3.2	Arbitrators. Any arbitration shall be presided over by three (3) arbitrators. Each Party shall select one (1) arbitrator, and such selected arbitrators shall mutually agree upon the third arbitrator who shall act as the chairman of the arbitration panel. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two (2) arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the ICC select the remaining number of arbitrators to be selected. The arbitrators shall be neutral and independent of the Parties and their respective Affiliates, and may not be current or former directors, officers or employees of the Parties or their respective Affiliates. No Party may have any ex parte discussion with any potential arbitrator, except for confirming if such arbitrator is willing and able to serve on the arbitration panel. All arbitrators shall have ten (10) or more years of experience in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.
12.3.3	Arbitration Process. The seat, or legal place, of the arbitration shall be New York, New York, USA. The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three (3) arbitrators. The Parties shall have the right to be represented by counsel. No less than thirty (30) days prior to the hearing, each Party shall submit the following to the other Party and the arbitration panel: (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the panel; (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness; and (c) a brief in support of such Party’s proposed rulings and remedies. The arbitrators shall determine what discovery will be permitted in accordance with the Rules, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided, however, that the arbitrators shall permit discovery as they deem proportionate to the issues in dispute. Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the panel a post-hearing brief in support of its proposed rulings and remedies; provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the proceeding.
12.3.4	Decision of Arbitrators. The arbitrators shall use best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 12.3.3. The determination of the arbitrators as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.
12.3.5	Awards. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under this Section 12.3 be promptly paid in USD free of any Tax, deduction or offset, and any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 12.3, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.
12.3.6	Costs and Expenses. The Parties agree that they shall share equally in the joint costs associated with the arbitration hearing(s) and any procedural conferences (location, stenographer and similar), the fees and expenses of any independent expert retained by the arbitrators, if any, and the fees and expenses of the arbitrators (as set forth above) and administrative fees and expenses of ICC. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The existence and substance of the arbitration proceedings and the decision of the arbitrators shall be kept confidential by the Parties and the arbitrators except to the extent disclosure may be necessary to conduct the arbitration, or in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
12.4	Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive or preliminary equitable relief pending final resolution of any Dispute under Section 12.3, in any court of competent jurisdiction as may be available to such Party under Law in such jurisdiction with respect to any matters arising out of the other Party’s performance or breach of its obligations under this Agreement.
ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, Tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
13.2	Assignment.
13.2.1	Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), except that a Party may assign or otherwise transfer this Agreement to an Affiliate.
13.2.2	Assignment by a Party. Notwithstanding the foregoing in this Section 13.2, Company may assign this Agreement in its entirety to any Affiliate or Third Party without the consent of Licensor; and Licensor may assign this Agreement in its entirety to an Affiliate or a successor in interest pursuant to a merger, sale, reorganization, restructuring and/or similar event (provided the Licensor Technology is assigned to such Affiliate or successor in interest in connection therewith). Each Party shall give written notice to the other Party promptly following any such assignment to a Third Party.
13.2.3	Continuing Obligations. No assignment under this Section 13.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.
13.2.4	Void Assignments. Any assignment not in accordance with this Section 13.2 shall be void.
13.3	Performance and Exercise by Affiliates. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any of its Affiliates performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that a Party may designate an Affiliate to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.
13.4	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably requested or necessary in order to carry out the purposes and intent of this Agreement.
13.5	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
13.6	Force Majeure. With each Party’s respective payment obligation(s) being excluded, neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this

Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by natural disasters, such as floods, earthquakes, wild fires, hurricanes, and the like, riots, civil commotion, terrorism, war, attacks, transportation, omissions or delays due to strikes or lack of capacity, omissions or delays in acting by a governmental authority, or similar Acts of God, which, in any such instance, is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
13.7	No Trademark Rights. Except as expressly set forth herein, no right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.
13.8	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto, together with the Framework Development Agreement, the Supply Agreements and any other agreement between the Parties related to Product, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
13.9	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
13.10	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of State of New York, United States.
13.11	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or transmitted by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

USA

Attention: General Counsel

Email: [***]

With a copy, which shall not constitute notice, to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

USA

Attention: Andrew P. Gilbert

Email: andrew.gilbert@us.dlapiper.com

If to Licensor, addressed to:

Vectura Limited

One Prospect West

Chippenham

Wiltshire

England SN14 6FH

Attention: General Counsel

Email: [***]

13.12	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.
13.13	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
13.14	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
13.15	No Implied License. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Company or its Affiliates.
13.16	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Unless the context otherwise requires, countries shall include territories.
13.17	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

VECTURA LIMITED	LIQUIDIA TECHNOLOGIES, INC.
Signature: /s/ Brett Landrum	Signature: /s/ Roger Jeffs
Printed Name: Brett Landrum	Printed Name: Roger Jeffs
Title: VP & GM Global Medical	Title: CEO

[Signature Page to License Agreement]

Schedule 1.21

Existing Third Party Agreements

[***]

Schedule 1.33

Licensor Know-How

[***]

Schedule 1.34

Licensor Patents

[***]

Schedule 4.3.2

Commercial Supply Agreement Pricing Terms

[***]